EXHIBIT 99.1

For further information, please contact:
John LaBoskey, Senior Vice President/CFO
BEI Technologies, Inc. 415/956-4477

BEI TECHNOLOGIES, INC. REPORTS RECORD
SECOND QUARTER 2005 REVENUE and EARNINGS

SAN FRANCISCO, CA, May 3, 2005 – BEI Technologies, Inc. (Nasdaq: BEIQ), an established manufacturer of electronic sensors and motion control products, announces record second quarter 2005 revenue and earnings.

Fiscal 2005 Second Quarter compared with Fiscal 2004 Second Quarter:

•	Revenues increased 19.5% to $87.8 million with automotive revenue of $54.2 million, an increase of 22.0%

•	Net income increased 33.5% to $4.679 million from $3.504 million

•	EPS increased 33.3% to $0.32 from $0.24 per share

Quarterly Results
Charles Crocker, Chairman and Chief Executive Officer stated, “Revenue for the quarter increased by $14.3 million compared with the prior year second quarter with increases in all market sectors. Automotive revenue increased to $54.2 million with GyroChip® sensor shipments of 1.57 million units and the recognition of $2.3 million of previously deferred revenue. Revenue from industrial sensors, actuators and motors increased in the quarter to $26.5 million from $23.7 million in the prior year second quarter primarily due to the inclusion of Newall linear encoders partly offsetting lower actuator sales. Government, Aerospace and Defense revenue increased to $7.1 million compared with $5.4 million in the prior year second quarter.”

Gross margin increased to 27.7% in the fiscal 2005 second quarter from 25.3% in the prior year second quarter. Average gross margin percentages improved in automotive products and aerospace and defense products compared to the prior year quarter. Automotive margins increased due to improved operating efficiency and the increase of nugget shipments associated with the new contract. The prior year second quarter was favorably impacted by vendor scrap recovery.

Selling, general and administrative (SG&A) expense increased in the second quarter 2005 to $12.4 million compared with the prior year second quarter of $9.6 million. The inclusion of Newall SG&A added approximately $1.3 million in spending not in the prior year. The second quarter 2005 spending also included accruals associated with Sarbanes-Oxley Section 404 compliance of approximately $0.9 million. Research and development expense in the second quarter increased to $4.3 million compared with $3.4 million in the prior year second quarter due to the inclusion of Newall spending and increased spending associated with the quartz gyro development. Also, during the quarter we included approximately $450,000 of legal, accounting and other costs in SG&A related to a potential acquisition that we are no longer pursuing.

During the second quarter 2005 our operations generated $9.3 million in cash. Cash generated from operations resulted primarily from net income of $4.7 million, a decrease in accounts receivable of $1.6 million and a $3.4 million increase in accruals including the amounts related to the Company’s preparation for fiscal year 2005 Sarbanes-Oxley Section 404 reporting. Purchases of property, plant and equipment of $7.1 million, primarily to increase GyroChip production at Systron Donner Automotive, were major factors in a $6.2 million use of cash from investing activities. Cash used for financing of $2.1 million was affected primarily by changes in the Company’s line of credit during the quarter. The Company’s cash balance at second quarter end was $5.9 million, with an outstanding balance on the Company’s $35.0 million line of credit of $12.2 million.

Crocker continued, “Systron Donner Automotive continues to successfully meet customer demand and increase its capacity. As previously stated we have reached our goal of 6.0 million units of annual capacity for sensors and in coordination with our customers, we are working toward production capacity of 10 million nuggets annually by September 2005.”

Six Months Results

For the six month period ended April 2, 2005, the Company reported consolidated after tax net income of $8.3 million, or $0.56 per share, versus $5.5 million, or $0.38 per share, in the comparable period of fiscal 2004. Revenue in the six month period ended April 2, 2005 was $164.8 million, compared to $142.3 million reported in the comparable period of the prior year. Automotive revenue increased 16.8% to $101.6 million and Industrial revenue increased 18.4% to $50.5 million.

Gross margin increased to 27.6% from 23.7% in the prior year period with higher revenue and improved operating efficiency. SG&A spending for the six month period ended April 2, 2005 was $23.1 million, above the previous year spending of $17.9 million with higher activity levels and the inclusion of Newell and Sarbanes-Oxley Section 404 compliance costs. Research and development spending year to date of $8.5 million increased from $6.7 million in the prior year period as a result of higher spending associated with quartz gyro development and commercializing licensed technologies, and the inclusion of Newall spending.

Crocker concluded, “Automotive production in both Europe and North America softened during the second quarter of 2005 but the market trend for penetration of stability control systems into additional platforms continues to increase. The resulting increased quantities are now transitioning to the new contract and the corresponding core technology nugget sale with lower associated selling prices. We adjusted our backlog in the second quarter to reflect this transition.”

Guidance for Third Quarter 2005
The Company’s GyroChip automotive sensor shipments guidance continues to be at least 5.6 million units for the 12 month period ending September 2005. As the Company begins the transition to nugget sales for the GyroChip, the Company expects that the average selling price will reduce and automotive revenue will step down accordingly. The Company does not expect that sensor unit profitability will be affected. The Company expects that revenue for the third quarter will be in the mid to high $70 million range.

About BEI Technologies, Inc.
BEI Technologies, Inc. (the “Company” or “Technologies”) is an established manufacturer of electronic sensors, motors, actuators, rotary optical encoders, linear encoders with associated digital readouts (DROs), and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment, including automobiles, trucks and off-road equipment, have become a significant addition to the Company’s business in recent years. The Company’s micromachined quartz rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors had been in progress from the middle of 1998 to fiscal year 2005 except for a decrease in production in fiscal 2002 due to increased competition. The Company also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position sensors, inertial navigation systems, and other devices used in transportation systems.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those discussed in this release. Factors that could cause or contribute to such differences include, but are not limited to, the Risk Factors discussed from time to time in the Company’s reports to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal 2004.

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	April 2,
	2005	October 2,*
	(Unaudited)	2004

ASSETS
Cash and cash equivalents	$5,937	$8,218
Investments	4,387	4,299
Trade receivables, net	49,277	45,482
Inventories, net	29,373	29,897
Other current assets	15,624	17,147

Total current assets	104,598	105,043

Property, plant and equipment, net	47,770	39,905
Goodwill	9,268	1,612
Other assets, net	10,285	6,008

	$171,921	$152,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$25,475	$33,698
Accrued expenses and other liabilities	26,613	25,450
Current portion of long-term debt	7,271	7,263

Total current liabilities	59,359	66,411

Long-term debt, less current portion	27,796	10,639
Other liabilities	2,606	2,783
Stockholders’ equity	82,160	72,735

	$171,921	$152,568

* Based on audited information included on Form 10-K for fiscal year ended October 2, 2004

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share amounts)
Unaudited

	Quarter Ended		Six Months Ended
	April 2,	April 3,	April 2,	April 3,
	2005	2004	2005	2004
Net sales	$87,839	$73,531	$164,763	$142,336
Cost of sales	63,549	54,963	119,329	108,621

	24,290	18,568	45,434	33,715

Selling, general and administrative expenses	12,356	9,560	23,115	17,888
Research, development and related expenses	4,331	3,390	8,532	6,650

Income from operations	7,603	5,618	13,787	9,177

Other income	273	291	398	281

Interest expense	(450)	(353)	(891)	(721)

Income before taxes	7,426	5,556	13,294	8,737
Provision for income taxes	2,747	2,052	4,967	3,230

Net income	$4,679	$3,504	$8,327	$5,507

BASIC EARNINGS PER COMMON SHARE

Net income per common share	$0.32	$0.25	$0.57	$0.39

Weighted average shares outstanding	14,556	14,295	14,485	14,259

DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Net income per common and common equivalent share	$0.32	$0.24	$0.56	$0.38

Weighted average shares outstanding	14,809	14,610	14,780	14,572

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
Unaudited

	Quarter Ended		Six Months Ended
	April 2,	April 3,	April 2,	April 3,
	2005	2004	2005	2004

Net income	$4,679	$3,504	$8,327	$5,507
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,393	2,951	4,997	5,550
Other	2,193	1,529	(8,648)	1,805

Net cash provided by operating activities	9,265	7,984	4,676	12,862

Net cash used by investing activities	(6,223)	(2,361)	(23,628)	(4,476)
Net cash provided (used) by financing activities	(2,100)	(1,149)	16,671	(7,473)

Net increase (decrease) in cash and cash equivalents	942	4,474	(2,281)	913
Cash and cash equivalents at beginning of period	4,995	5,650	8,218	9,211

Cash and cash equivalents at end of period	$5,937	$10,124	$5,937	$10,124

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